                                                                  Exhibit (e)(2)

                         EATON VANCE DISTRIBUTORS, INC.
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617)482-8260




                                                August 14, 2000



Mr. Samuel D. Isaly, President
OrbiMed Advisers, Inc.
767 3rd Avenue
New York, NY 10017

Dear Mr. Isaly:

     In order to encourage our distribution efforts connected with the sale of shares of the Eaton Vance VT Worldwide Health Sciences Fund (the "Fund") to insurance company separate accounts, you have agreed to pay us an aggregate amount equivalent to one-third of the advisory fees you receive from the Fund. You shall make such payments to us monthly promptly after the last day of each month. Such payments will be made from your own resources and not from the assets of the Fund.

     Kindly indicate your acceptance of the foregoing by executing a counterpart of this agreement and returning it to us.

                                Eaton Vance Distributors, Inc.


                                By:     /s/ James B. Hawkes
                                        ---------------------------------
                                        James B. Hawkes, Vice President


     The foregoing is accepted as of the _____ day of August, 2000:


                                OrbiMed Advisers, Inc.



                                By:     /s/ Samuel D. Isaly
                                        ----------------------------------
                                        Samuel D. Isaly, President